   As filed with the Securities and Exchange Commission on December 29, 1999

                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                            CABOT INDUSTRIAL TRUST
            (Exact name of registrant as specified in its charter)

                               ----------------
              Maryland                                 04-3397866
       (State of organization)            (I.R.S. Employer Identification No.)

           Two Center Plaza, Suite 200, Boston, Massachusetts 02108
                                (617) 723-0900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              Robert E. Patterson
                                   President
                            Cabot Industrial Trust
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108
                                (617) 723-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service):

                                  Copies to:
                               James R. Walther
                             Mayer, Brown & Platt
                       350 South Grand Ave., 25th Floor
                         Los Angeles, California 90071
                                (213) 229-9500

                               ----------------

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        Proposed
                                           Proposed      Maximum
                                           Maximum      Aggregate   Amount of
Title of Securities to be  Amount to be Offering Price   Offering  Registration
       Registered           Registered   Per Share(1)    Price(1)      Fee
-------------------------------------------------------------------------------
Common Shares of
 Beneficial Interest, par
 value $0.01 per share...   1,500,000       $18.81     $28,215,000  $7,448.76

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the registration fee.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED DECEMBER 29, 1999

                                   PROSPECTUS

                             CABOT INDUSTRIAL TRUST

               1999 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

  Cabot Industrial Trust has established the 1999 Dividend Reinvestment and Share Purchase Plan. The plan is designed to provide participants with a convenient and economical method to purchase Cabot common shares of beneficial interest and to reinvest all or a portion of their cash distributions in additional Cabot common shares. The plan also allows persons who are not already shareholders of Cabot to purchase Cabot common shares under the plan. The plan will be administered by an agent, BankBoston, N.A., or any successor bank or trust company as may from time to time be designated by Cabot. The administrative support to the agent may be performed by EquiServe, L.P., a registered transfer agent.

  The agent will buy, at Cabot's option, newly issued common shares directly from Cabot or common shares in the open market or in negotiated transactions with third parties. Cabot common shares purchased directly from Cabot under the plan will be priced at a 0% to 5% discount from market prices at the time of the investment, determined in accordance with the plan. See "Description of the plan, Question 17."

  These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                The date of this prospectus is December 29, 1999

         CABOT INDUSTRIAL TRUST AND CABOT INDUSTRIAL PROPERTIES, L.P.

   Cabot Industrial Trust is a Maryland real estate investment trust formed to continue and expand the national industrial real estate business of Cabot Partners Limited Partnership. We commenced operations in our current form upon the completion of our initial public offering on February 4, 1998. At September 30, 1999, we had a portfolio of 291 industrial buildings located in 22 states throughout the United States and containing approximately 35 million rentable square feet. These properties were approximately 98% leased to 591 tenants at that date, with no single tenant accounting for more than 3% of our total annualized base rent.

   We own and operate a diversified portfolio of bulk distribution, multitenant distribution and workspace properties and have a significant presence in targeted markets across the United States. We believe that our geographic and property diversification and our substantial presence in multiple markets is a strategic advantage that allows us to serve industrial space users with multiple site and property type requirements, to compete more effectively in our chosen markets and to respond quickly to acquisition opportunities across the country.

   Substantially all of our assets, including our interests in our properties, are held by and our operations are conducted through Cabot Industrial Properties, L.P. Cabot Industrial Trust is the sole general partner, and thereby controls the operations, of Cabot Industrial Properties, L.P. and held a 93% general partnership interest therein as of December 1, 1999. Cabot Industrial Properties, L.P. receives substantially all of the economic benefit of the real estate investment management business carried on by Cabot Advisors, Inc. by virtue of its ownership of all of Cabot Advisors' outstanding preferred stock. Our executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number is
(617) 723-0900.

                            DESCRIPTION OF THE PLAN

   The following questions and answers describe the plan.

Purposes and advantages

   1. What are the purposes of the plan?

   The purposes of the plan are to provide participants with a simple and convenient method of investing in common shares without payment of service charges or other expenses. In addition, common shares purchased directly from Cabot under the plan may be purchased at a 0% to 5% discount from market prices at the time of the investment, as described in Question 17.

   2. How may shareholders purchase common shares under the plan?

   Shareholders may purchase common shares in the following ways:

  (1) automatic reinvestment in additional common shares of all or a portion of the cash distributions they receive on the common shares registered in their name;

  (2) continue to receive cash distributions on common shares registered in their name and purchase common shares by making optional cash payments of not less than $50, nor more than $5,000 per investment in any calendar month, except in cases covered by a request for waiver, as described in Question 13, which minimum amount and maximum amount may be changed at any time in Cabot's sole discretion; or

  (3) invest both cash distributions and optional cash payments; any distributions received on plan shares will be reinvested in additional common shares.

   Beneficial owners of common shares registered in the name of a broker, bank or other nominee or trustee may participate in the distribution reinvestment portion of the plan either by having their common shares transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf.

   3. What costs are associated with plan participation?

   The following schedule summarizes the current commissions and fees which will be charged to participants in the plan which are subject to change.

                                                                  Brokerage
                              One Time Fee   Transaction Fee     Commission
                              ------------ ------------------- ---------------
   Initial Purchase for
    First-time Investors.....     None            None         $0.05 per share
   Additional Purchases......     None            None         $0.05 per share
   Sales.....................     None     $15 per transaction $0.12 per share
   Insufficient Funds........     $25             None              None

   4. How may persons who are not already shareholders purchase common shares under the plan?

   If you do not currently own any Cabot common shares and you wish to become a shareholder, you may enroll in the plan by completing an enrollment form and sending with it an initial investment amount of at least $200 and no more than $5,000. Initial cash investments can be made by check, money order or bank draft made payable to BankBoston and sent to EquiServe, as plan administrator, at the address listed on the enrollment form. All money must be United States funds and drawn on a United States bank. If you are outside of the United States, contact your bank to verify that it can provide you with a check that clears through a United States bank and that it can print the dollar amount in United States funds. Checks clearing through non-United States banks are not accepted due to the longer clearance period. Also, third party checks are not accepted. Your proportionate share of brokerage commissions on the transaction will be deducted from your initial investment.

   5. What are the advantages and disadvantages of participation in the plan?

   Participants in the plan receive full investment of their distributions and optional cash payments because they are not required to pay service charges or other expenses in connection with the purchase of common shares under the plan, except with respect to optional cash payments if the common shares are purchased in the open market. The plan permits fractional common shares as well as whole common shares to be purchased. Also, common shares purchased directly from Cabot under the plan will be purchased at a 0% to 5% discount from market prices at the time of the investment, as described in Question 17. In addition, distributions on all whole and fractional common shares purchased under the plan are automatically reinvested in additional common shares. Participants also avoid the necessity for safe-keeping certificates representing the common shares purchased pursuant to the plan and have increased protection against loss, theft or destruction of those certificates because certificates may be deposited for safe-keeping with the agent as described in Question 24. A regular statement for each account provides the participant with a record of each transaction.

   The plan has some disadvantages as compared to purchases of common shares through brokers or otherwise. No interest will be paid by Cabot or the agent on distributions held pending reinvestment or on any optional cash payments. The agent, not the participant, determines the timing of investments, as described in Question 16. Accordingly, the purchase price for the common shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the common shares are purchased by the agent, as described in Question
18. Optional cash payments of less than the minimum amount may be returned to the participant, and the portion of any optional cash payment which exceeds the maximum amount may be returned to the participant if the participant did not obtain Cabot's prior approval pursuant to a request for waiver or if the threshold price is not met, as described in Question 13. Any discount from market prices at the time of the investment on common shares purchased under the plan, as described in Question 17, may create additional taxable income to the participant, and any transaction fees paid by Cabot in connection with the reinvestment of distributions if the common shares are purchased in the open market will be taxable income to the participant, as described under "Federal income tax considerations relating to the plan."

Eligibility and participation

   6. Who is eligible to become a participant?

   Any person who has reached the age of majority in his or her state of residence is eligible to participate in the plan. If a beneficial owner has common shares registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may be able to arrange for that entity to handle the reinvestment of distributions. Shareholders should consult directly with the entity holding their common shares to determine if they can enroll in the plan. If not, the shareholder should request his or her broker, bank or other nominee or trustee to transfer some or all of the common shares into the beneficial owner's own name in order to participate directly.

   Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

   7. How does an eligible person become a participant?

   An eligible person may elect to become a participant in the plan at any time, subject to Cabot's right to modify, suspend, terminate or refuse participation in the plan. To become a participant, contact BankBoston, N.A., c/o EquiServe, L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040, toll free at 1-877-xxx-xxxx.

   8. What does the authorization form provide?

   The authorization form authorizes the agent to apply any optional cash payments made by the participant and/or distributions received on common shares registered in the participant's name to the purchase of common shares for the participant's account under the plan. The authorization form offers the following investment options:

  . Full distribution reinvestment. To reinvest automatically all cash distributions received on all common shares registered in the participant's name.

  . Partial distribution reinvestment. To receive cash distributions on a specified number of common shares registered in the participant's name and to automatically reinvest distributions on any remaining common shares.

  . Optional cash investments. To make optional cash investments from $50 to $5,000 in any calendar month in additional common shares. If you select this option, cash distributions on shares that you acquire under this option and any additional shares that are held inside the plan will be reinvested; however, cash distributions on any shares that you may hold outside the plan will not be reinvested unless you make a separate election to reinvest the distributions on those shares.

   A participant may change his or her election by completing and signing a new authorization form and returning it to the agent or by calling the agent. Any election or change of election concerning the reinvestment of distributions must be received by the agent at least one trading day prior to the record date for the distribution payment in order for the election or change to become effective with that distribution. A trading day means a day on which the New York Stock Exchange is open for business. If a participant signs and returns an authorization form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option.

   Regardless of which method of participation is selected, all cash distributions paid on whole or fractional common shares purchased pursuant to the plan will be reinvested automatically.

Reinvestment of distributions

   9. When will distributions be reinvested?

   If a properly completed authorization form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the agent at least one trading day prior to the record date established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the authorization form is received after one trading day prior to the record date established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. A distribution record date normally precedes the payment of distributions by approximately three weeks. A schedule of the anticipated record dates for the 2000 and 2001 distribution payments is set forth on Appendix A, subject to change at Cabot's discretion. For future periods, Cabot will provide participants a schedule of the relevant anticipated record dates.

Optional cash payments

   10. Who is eligible to make optional cash payments?

   Any person who has submitted a signed authorization form is eligible to make optional cash payments, whether or not the person is already a shareholder, subject to Cabot's right to modify, suspend, terminate or refuse participation in the plan. Shareholders may make optional cash payments whether or not they have also elected to reinvest distributions received on common shares registered in their name.

   11. How does the optional cash payment option work?

   Each participant may purchase additional common shares by sending optional cash payments to the agent at any time and the amount of each cash payment may vary. Participants have no obligation to make any cash payments. Participants may make an optional cash payment by sending to the agent:

  (1) a check or money order made payable to BankBoston, N.A. or an authorization to debit the participant's bank account or, if the optional cash payment is being made pursuant to a request for waiver which has been granted by Cabot, a wire transfer to the account of the agent, as specified in the request for waiver, and if the participant is enrolling, a completed authorization form or, if the participant is already enrolled, an optional cash payment form, which will be attached to each statement of account sent to the participant; and

  (2) as an alternative to sending checks, you may elect to have funds automatically deducted every month from your checking or savings account at a qualified financial institution. You may elect this option by simply completing and signing the automatic monthly investment form, providing the necessary information, together with a voided blank check or checking or savings account deposit slip, and designating the amount and the account number and United States bank routing number of the account from which the funds are to be deducted each month. You may change the amount of funds to be deducted or terminate an automatic monthly investment of funds either by calling EquiServe at 1-877-xxx-xxxx or by completing and submitting to EquiServe a new automatic investment form. To be effective, the automatic investment form must be received by EquiServe before the last business day of the prior month. The ACH Debit date will be the optional cash payment due date of each month. Also, you can cancel any purchase scheduled to be made by automatic investment, provided the request is received by EquiServe at least seven business days prior to the date of the scheduled deduction.

   The agent will apply any optional cash payments received from a participant before the close of business on the optional cash payment due date, which is the trading day prior to the beginning of the relevant investment period, to the purchase of common shares for the account of the participant, as described in Question 12.

   Optional cash payments must be in United States dollars drawn on a United States bank. Do not send cash. All checks for optional cash payments in excess of the maximum amount pursuant to a request for waiver which has been granted by Cabot will not be invested until the funds have been collected. In the event that any deposit is returned unpaid for any reason, the agent will consider the request for investment of such money null and void and shall immediately remove from the participant's account, shares, if any, purchased upon the prior credit of such money. The agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid. Checks should be made payable to BankBoston, N. A. and should be made out in United States funds drawn on a United States bank.

   12. When will optional cash payments received by the agent be invested?

   Common shares to be purchased by the agent directly from Cabot pursuant to optional cash payments will be purchased on an investment date. The investment period is the last ten consecutive trading days of each calendar month. In the case of optional cash payments not exceeding the maximum amount, the last trading day of the investment period is the investment date and, in the case of optional cash payments exceeding the maximum amount pursuant to a request for waiver which has been granted by Cabot, each trading day of the investment period is an investment date. A schedule of the anticipated investment period dates for 2000 and 2001 is set forth on Appendix A, subject to change at Cabot's discretion. For future periods, Cabot will provide participants a schedule of the relevant anticipated investment period dates. Accordingly, for optional cash payments not exceeding the maximum amount, the entire investment will be made on the investment date, which is the last trading day of the investment period. For optional cash payments exceeding the maximum amount pursuant to a request for waiver which has been granted by Cabot, 1/10 of the investment will be made on each investment date of the investment period.

   Purchases of common shares by the agent on the open market or in negotiated transactions with third parties pursuant to optional cash payments will begin on the last investment date of the relevant investment period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations.

   No interest will be paid on funds held by the agent pending investment.

   13. What limitations apply to optional cash payments?

   Each optional cash payment is subject to an initial minimum purchase limit of $200 for non-shareholders and a maximum purchase limit of $5,000 in any calendar month, both of which may be changed at any time in Cabot's sole discretion. Once a participant has made an initial purchase, optional cash payments are subject to a minimum purchase limit of $50. Optional cash payments of less than the minimum amount and the portion of any optional cash payment which exceeds the maximum amount, unless that limit has been waived by Cabot pursuant to a request for waiver, may be returned to the participant without interest. Participants may make optional cash payments of up to the maximum amount each calendar month without the prior approval of Cabot, subject to Cabot's right to modify, suspend, terminate or refuse participation in the plan in its sole discretion.

   Optional cash payments in excess of the maximum amount may be made by a participant only upon acceptance by Cabot of a written request for waiver by that participant. No pre-established maximum limit applies to optional cash payments which may be made pursuant to a request for waiver; however, participants may not acquire more than 9.8%, in number of shares or value, of the outstanding shares of Cabot, as described in Question 39. Acceptance of a request for waiver with respect to the amount of the optional cash payment must be obtained each calendar month before the beginning of the relevant investment period. Participants interested in making optional cash payments in excess of the maximum amount can obtain a request for waiver by contacting Cabot's Share Purchase Plan Representative at (617) xxx-xxxx, and completed requests for waivers should be mailed or faxed to: Cabot Industrial Trust, Two Center Plaza, Suite 200, Boston, Massachusetts 02108, Fax: (617) 722-8237,
Attention: Share Purchase Plan Representative. Optional cash payments made in accordance with a granted waiver are only accepted by wire transfer.

   A request for waiver will be considered on the basis of a variety of factors, which may include: Cabot's current and projected capital requirements, alternatives available to Cabot to meet those requirements, prevailing market prices for the common shares and other securities of Cabot, general economic and market conditions, expected aberrations in the price or trading volume of Cabot's securities, the number of shares held by the participant submitting the request for waiver, the aggregate amount of optional cash payments for which requests for waiver have been submitted and the administrative constraints associated with granting requests for waiver. In addition to the considerations described above for evaluation of requests for waiver, any request may be denied if Cabot believes the investor is making excessive optional cash payments through multiple shareholder accounts, is engaging in arbitrage activities such as "flipping" or is otherwise engaging in activities under the plan in a manner which is not in the best interest of Cabot or which may cause the participant to be treated as an underwriter under the federal securities laws. Persons who acquire common shares through the plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities which would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. Cabot will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant in the plan, nor will Cabot enter into any agreement with any such person regarding that person's purchase of those shares or any resale or distribution thereof. If requests for waiver are submitted for any calendar month for an aggregate amount in excess of the amount Cabot is willing to accept, Cabot may honor those requests in order of receipt, pro rata or by any other method which Cabot determines to be appropriate. The above factors and considerations notwithstanding, grants of requests for waivers will be made in Cabot's sole discretion and may be revoked by Cabot in its sole discretion at any time until the close of business on the trading day prior to the beginning of the relevant investment period.

   Unless it waives its right to do so, Cabot may establish from time to time a minimum price, or the threshold price, which will apply only to the investment of optional cash payments in excess of the maximum amount made pursuant to a request for waiver. The threshold price will be a stated dollar amount that the average of the high and low sale prices of the common shares on the New York Stock Exchange for each trading day of the investment period must equal or exceed. If no sales occur on any trading day of an investment period, the average of the high and low sale prices of the common shares on that trading day will be assumed to be less than the threshold price. Cabot reserves the right to change the threshold price at any time until the close of business on the third trading day prior to the beginning of the investment period, as set forth on Appendix A. The threshold price will be determined in Cabot's sole discretion after a review of current market conditions and other relevant factors.

   If the threshold price is not met for a trading day in the investment period, then no investment will occur on that investment date. For each trading day on which the threshold price is not met, 1/10 of each optional cash payment made by a participant pursuant to a request for waiver will be returned to that participant, without interest, as soon as practicable after the end of the relevant investment period. For example, if the threshold price is not met for two of the ten trading days in an investment period, 2/10 of each participant's optional cash payment made pursuant to a request for waiver will be returned to that participant by wire transfer, without interest, as soon as practicable after the end of the relevant investment period. The agent expects to send payments within five to ten trading days after the end of the relevant investment period. This return procedure and the threshold price provision described above will apply only when shares are purchased by the agent directly from Cabot. Only optional cash payments in excess of the maximum amount are affected by the return procedure and the threshold price provision described above. All other optional cash payments will be made without regard to the threshold price provision. For any investment period, Cabot may waive its right to set a threshold price for optional cash payments in excess of the maximum amount. Setting a threshold price for an investment period will not affect the setting of a threshold price for any subsequent investment period. Participants may obtain the threshold price applicable to the next investment period by telephoning Cabot's Share Purchase Plan Representative at (617) 723-0900.

   14. May optional cash payments be returned to a participant?

   Optional cash payments received by the agent will be returned to a participant upon written request received by the agent before the close of business on the trading day prior to the beginning of the investment period. Optional cash payments of less than the minimum amount may be returned by check, without interest, as soon as practicable after the end of the relevant investment period. Additionally, the portion of each optional cash payment which exceeds $5,000 in any calendar month and which has not been granted a waiver as described in Question 13 may be returned by check, without interest, as soon as practicable after the end of the relevant investment period. Each optional cash payment may be returned to the participant in the circumstances described in Question 13. See Question 13 for a discussion of the return of optional cash payments made pursuant to a granted waiver.

Purchases

   15. What is the source of common shares purchased under the plan?

   Purchases of common shares by the agent for the plan may be made, at Cabot's option, either directly from Cabot out of its authorized but unissued common shares or in the open market or in negotiated transactions with third parties. Shares purchased pursuant to a granted waiver will only be sold out of Cabot's authorized but unissued common shares.

   16. When will common shares be purchased for a participant's account?

   Purchases of common shares directly from Cabot will be made on the relevant distribution payment date with respect to distribution reinvestments or on the relevant investment date or dates with respect to optional cash payments. Purchases in the open market will begin on the relevant distribution payment date with respect to distribution reinvestments or on the last investment date of the relevant investment period with respect to optional cash payments and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of common shares, if any, to be purchased on any day or at any time on that day, the prices paid for those common shares, the markets on which the purchases are made and the persons, including brokers and dealers, from or through which the purchases are made, will be determined by the agent or the broker selected by it for that purpose. Neither Cabot nor the agent will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the purchase of common shares or interfere with the timing of the purchases. The agent may purchase common shares in advance of a distribution payment date or investment date for settlement on or after that date.

   Notwithstanding the above, funds will be returned to participants if not used to purchase common shares within 35 days of receipt of optional cash payments or within 30 days of the distribution payment date for distribution reinvestments.

   In making purchases for a participant's account, the agent may commingle the participant's funds with those of other participants in the plan.

   17. What is the purchase price of common shares purchased by participants under the plan?

   When common shares are purchased directly from Cabot, there are two types of discounts which may be available to participants. First, common shares purchased directly from Cabot under the plan in connection with the reinvestment of distributions and cash payments of not more than $5,000 in any calendar month may be purchased at a discount as determined by Cabot, of between 0% to 5% from the average of the high and low sale prices of the common shares on the New York Stock Exchange on the distribution payment date and investment date, respectively, as set forth on Appendix A.

   Second, Cabot may establish a 0% to 5% waiver discount from the average of the daily high and low sale prices of the common shares on the New York Stock Exchange for each of the ten investment dates of the relevant investment period, regarding common shares purchased directly from Cabot in connection with optional cash payments exceeding $5,000 in any calendar month and approved by Cabot pursuant to a request for waiver, as described in Question 13.

   Cabot may change its determination that common shares will be purchased by the agent directly from Cabot and instead determine that common shares will be purchased by the agent in the open market or in negotiated transactions, without prior notice to participants. The price of common shares purchased in the open market or in negotiated transactions with third parties with either reinvested cash distributions or optional cash payments will be the weighted-average cost, including any commissions, for all common shares purchased under the plan in connection with the relevant distribution payment date or investment period.

   18. How many common shares will be purchased for a participant?

   The number of common shares to be purchased for a participant's account as of any distribution payment date or investment date will be equal to the total dollar amount to be invested for the participant divided by the applicable purchase price. For a participant who has elected to reinvest distributions received on common shares registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum of all or the specified portion of the cash distributions received on common shares registered in the participant's own name and all cash distributions received on common shares previously purchased by the participant under the plan.

   The amount to be invested for a participant with reinvested cash distributions will be reduced by any amount Cabot is required to deduct for federal tax withholding purposes.

Plan administration

   19. Who administers the plan?

   BankBoston, as agent, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by Cabot, except as provided in this prospectus.

   The following address may be used to obtain information about the plan:
BankBoston, N.A., c/o EquiServe, L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040 or call, toll free, 1-877-xxx-xxxx.

   20. What reports are sent to participants in the plan?

   After an investment is made for a participant's plan account, whether by reinvestment of distributions or by optional cash payment, the participant will be sent a statement which will provide a record of the costs of the common shares purchased for that account, the purchase date, the number of common shares purchased and the number of common shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of common shares, including Cabot's annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

   All reports and notices from the agent to a participant will be addressed to the participant's last known address. Participants should notify the agent promptly of any change of address.

   21. What is the responsibility of Cabot and the agent under the plan?

   Cabot and the agent, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability

  (1) with respect to the prices and times at which common shares are purchased or sold for a participant,

  (2) with respect to any fluctuation in market value before or after any purchase or sale of common shares, or

  (3) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the agent of notice in writing of the death.

   Neither Cabot nor the agent can provide any assurance of a profit, or protect a participant from a loss, on common shares purchased under the plan. These limitations of liability do not affect any liabilities arising under the federal securities laws, including the Securities Act of 1933.

   The agent may resign as administrator of the plan at any time, in which case Cabot will appoint a successor administrator. In addition, Cabot may replace the agent with a successor administrator at any time.

Common share certificates

   22. Are certificates issued to participants for common shares purchased under the plan?

   A certificate for any number of whole common shares purchased by a participant under the plan or deposited with the agent for safe-keeping will be issued to the participant upon the participant's request of the agent. These requests will be handled by the agent, normally within two weeks, at no charge to the participant. Any remaining whole common shares and any fractional common shares will continue to be held in the participant's plan account. Certificates for fractional common shares will not be issued under any circumstances.

   23. What is the effect on a participant's plan account if a participant requests a certificate for whole common shares held in the account?

   If a participant requests a certificate for whole common shares held in his or her account and is enrolled in full dividend reinvestment, distributions on those common shares will continue to be reinvested under the plan in the same manner as prior to the request so long as the common shares remain registered in the participant's name. If a participant is partially reinvesting or only making optional cash payments, distributions may not continue to be reinvested depending upon the participant's current enrollment option.

   24. May common shares held in certificate form be deposited in a participant's plan account?

   Yes, certificates registered in the participant's name may be surrendered to the agent for deposit in the participant's plan account. All distributions on any common shares evidenced by certificates deposited in accordance with the plan will automatically be reinvested. The account statement provides information on the procedures for depositing certificates for common shares with the agent for safe-keeping. Additionally, the participant may contact the agent to deposit certificates.

  Withdrawal from the plan

   25. May a participant withdraw from the plan?

   Yes, by providing notice instructing the agent to terminate the participant's plan account.

   26. What happens when a participant terminates an account?

   If a participant's notice of termination is received by the agent at least seven trading days prior to the distribution payment date, reinvestment of distributions will cease as of the date notice of termination is received by the agent. If the notice of termination is received later than seven trading days prior to the distribution payment date, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date. Optional cash payments can be refunded if a written request to return the cash payment is received by the agent at least one trading day prior to the beginning of the relevant investment period.

   As soon as practicable after notice of termination is received, the agent will send to the participant a certificate for all whole common shares held in the account and a check representing the value of any fractional common shares held in the account. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the plan.

   When terminating an account, the participant may request that all common shares, both whole and fractional, held in the plan account be sold, or that certain of the common shares be sold and a certificate be issued for the remaining common shares. The agent will remit to the participant the proceeds of any sale of common shares, less any related trading fees, transfer tax or other fees incurred by the agent allocable to the sale of those common shares.

   27. When may a former participant re-elect to participate in the plan?

   Generally, any former participant may re-elect to participate at any time. However, the agent reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

Sale of common shares

   28. May a participant request that common shares held in a plan account be sold?

   Yes, a participant may request that all or any number of common shares held in a plan account be sold, either when an account is being terminated, as described in Question 26, or without terminating the account.

   Within three business days after receipt of a participant's written request to sell common shares held in a plan account, the agent will place a sell order through a broker or dealer designated by the agent. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the agent allocable to the sale of those common shares. No participant will have the authority or power to direct the date or price at which common shares may be sold. Net proceeds of the sale will be forwarded by the agent to the participant within 10 business days after receipt of the participant's request to sell.

   29. What happens when a participant sells or transfers all common shares registered in the participant's name?

   Once a shareholder becomes a participant in the plan, the shareholder may remain a participant even if the participant thereafter disposes of all common shares registered in the participant's name. If a participant disposes of all common shares registered in the participant's name, the participant may continue to make optional cash payments, unless the participant notifies the agent that he or she wishes to terminate the account.

Other information

   30. May common shares held in the plan be pledged or transferred?

   Common shares held in the plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer common shares must request that a certificate for those common shares first be issued in the participant's name.

   31. What happens if Cabot authorizes a share distribution or splits its shares?

   If there is a distribution payable in common shares or a common share split, the agent will receive and credit to the participant's plan account the applicable number of whole and/or fractional common shares based on the number of common shares held in the participant's plan account.

   32. What happens if Cabot has a rights offering?

   If Cabot has a rights offering in which separately tradeable and exercisable rights are issued to registered holders of common shares, the rights attributable to whole common shares held in a participant's plan account will be transferred to the plan participant as promptly as practicable after the rights are issued.

   33. How are the participant's common shares voted at shareholder meetings?

   Common shares held for a participant in the plan will be voted at shareholder meetings as that participant directs. Participants will receive proxy materials from Cabot. Common shares held in a participant's plan account may also be voted in person at the meeting.

   34. May the plan be suspended or terminated?

   While Cabot expects to continue the plan indefinitely, Cabot may suspend or terminate the plan at any time. Cabot also reserves the right to modify, suspend, terminate or refuse participation in the plan to any person at any time. Cabot may modify, suspend, terminate or refuse participation in the plan to any person at any time, if participation, or any increase in the number of common shares held by that person, would, in the opinion of the Board of Trustees of Cabot, jeopardize the status of Cabot as a real estate investment trust under the Internal Revenue Code of 1986.

   35. May the plan be amended?

   The plan may be amended or supplemented by Cabot at any time. Any amendment or supplement will be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless prior to the effective date thereof, the agent receives written notice of the termination of a participant's plan account. Any amendment may include an appointment by the agent or by Cabot of a successor bank or agent, in which event Cabot is authorized to pay that successor bank or agent for the account of the participant all distributions payable on common shares held by the participant for application by that successor bank or agent as provided in the plan.

   36. What happens if the plan is terminated?

   If the plan is terminated, each participant will receive a certificate for all whole common shares held in the participant's plan account. Fractional shares will be sold based on the price of the actual trade for the shares and a check representing the value of the fractional shares will be issued. A check representing any uninvested distributions or optional cash payment held in the account will also be issued.

   37. Who interprets and regulates the plan?

   Cabot is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the plan. Any action to effectuate the plan taken by Cabot or the agent in the good faith exercise of its judgment will be binding on participants.

   38. What law governs the plan?

   The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

   39. How does the ownership limit set forth in Cabot's declaration of trust affect purchases of common shares under the plan?

   Subject to the exceptions specified in Cabot's declaration of trust, no shareholder may own, or be deemed to own, more than 9.8% of the number or value of Cabot's outstanding shares. To the extent any reinvestment of distributions elected by a shareholder or investment of an optional cash payment would cause any shareholder, or any other person, to exceed the ownership limit or otherwise violate Cabot's declaration of trust, the reinvestment or investment, as the case may be, will be void ab initio, and the shareholder will be entitled to receive cash distributions or a refund of his or her optional cash payment, each without interest, in lieu of the reinvestment or investment.

            FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

   Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchase of common shares under the plan, the participant's tax basis and holding period for common shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and is not tax advice.

Tax consequences of distribution reinvestment

   In the case of common shares purchased by the agent from Cabot, a participant will be treated for federal income tax purposes as having received a distribution equal to the fair market value, as of the investment date, of the common shares purchased with reinvested distributions. The 0% to 5% discount will be treated as being part of the distribution received. With respect to common shares purchased by the agent in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution received by a participant would include the fair market value of the common shares purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid by Cabot in connection with the agent's purchase of the common shares on behalf of the participant. As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable "distribution" income to participants to the extent of Cabot's current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of a participant's common shares or results in gain to the extent that excess distribution exceeds the participant's tax basis in his or her common shares. In addition, if Cabot designates part or all of its distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

   A participant's tax basis in his or her common shares acquired under the plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant's holding period in his or her common shares generally begins on the day following the date on which the common shares are credited to the participant's plan account.

Tax consequences of optional cash payments

   The Internal Revenue Service has indicated in somewhat similar situations that a participant who makes an optional cash purchase of common shares under the plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Also, if the common shares are acquired by the agent in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by Cabot on behalf of the participant. The plan currently provides that the participants will pay such amounts for the purchase of common shares. However, if Cabot were to pay such amounts in connection with the reinvestment of distributions in the future, the amount of the commissions may be treated as distributions. Any distributions which the participant is treated as receiving, including the 0% to 5% discount would be taxable income or gain or reduce basis in common shares, or some combination thereof, under the rules described above.

   In Private Letter Ruling 9837008, however, the Internal Revenue Service held that a shareholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a real estate investment trust under the Internal Revenue Code, pursuant to which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the real estate investment trust of the discount amount which was taxable to the shareholder in the manner described above, but a shareholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income upon purchase attributable to the discount. While not free from doubt, based on Private Letter Ruling 9837008, Cabot intends to take the position that a shareholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income upon purchase attributable to the discount. In addition, the Internal Revenue Service held that a shareholder who participated solely in the dividend reinvestment part of the plan would be treated as having received the fair market value of the shares received plus any fee or commission that is paid by the company to acquire such shares. Although not specifically discussed in the ruling, it seems likely that even if the only dividends reinvested in stock by a shareholder who participated in the cash purchase part of the plan were dividends on the stock which the shareholder had purchased under the plan, the Internal Revenue Service would have concluded that the shareholder should be treated as receiving a distribution equal to the discount on the purchased shares which was taxable in the manner described above. Private letter rulings are not considered precedent by the Internal Revenue Service and no assurance can be given that the Internal Revenue Service would take this position with respect to other transactions, including those under the plan.

   A participant's tax basis in his or her common shares acquired through an optional cash purchase under the plan will generally equal the total amount of distributions a participant is treated as receiving, as described above, plus the amount of the optional cash payment. A participant's holding period for common shares purchased under the plan generally will begin on the day following the date on which common shares are credited to the participant's plan account.

   In addition, all cash distributions paid with respect to common shares credited to a participant's plan account will be reinvested automatically. In that regard, see "--Tax consequences of distribution reinvestment" above.

Backup withholding and administrative expenses

   In general, any distribution reinvested under the plan is not subject to federal income tax withholding. Cabot or the agent may be required, however, to deduct as "backup withholding" 31% of all distributions paid to any shareholder, regardless of whether those distributions are reinvested pursuant to the plan. Similarly, the agent may be required to deduct backup withholding from all proceeds of sales of common shares held in a plan account. A participant is subject to backup withholding if:

       (1) the participant has failed to properly furnish Cabot and the agent with his or her correct identification number;

       (2) the Internal Revenue Service notifies Cabot or the agent that the identification number furnished by the participant is incorrect;

       (3) the Internal Revenue Service notifies Cabot or the agent that backup withholding should be commenced because the participant failed to report properly distributions paid to him or her; or

       (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the plan. Therefore, distributions to be reinvested under the plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant's income tax return.

   While the matter is not free from doubt, based on Private Letter Ruling 9837008, Cabot intends to take the position that administrative expenses of the plan paid by Cabot are not constructive distributions to participants.

Tax consequences of dispositions

   A participant may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to a plan account or when the common shares held in an account are sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount realized, generally the amount of cash received, for the whole or fractional common shares and the tax basis of those common shares. Generally, gain or loss recognized on the disposition of common shares acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

                       FEDERAL INCOME TAXATION OF CABOT

   We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. We can give no assurance, however, that the requirements of the Tax Code will be met. The following summarizes the federal income tax considerations for Cabot and our shareholders with respect to our treatment as a real estate investment trust. The information below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is based on the opinion of Mayer, Brown & Platt. Mayer, Brown & Platt has served as counsel to Cabot regarding the material federal income tax consequences relevant to purchasers of the common shares.

   Based on the matters described below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a real estate investment trust, beginning with our taxable year ended December 31, 1998, and our actual and proposed method of operation, as we have represented them to Mayer, Brown & Platt, will enable us to continue to satisfy the requirements for this qualification. Mayer,

Brown & Platt's opinion is based on assumptions relating to the organization and operation of Cabot, Cabot Industrial Properties and Cabot Advisors. These assumptions include:

       (1) that the transactions that resulted in our formation in our current form were consummated in accordance with the operative documents therefor,

       (2) that the documents accurately reflect the material facts of the transactions,

       (3) that Cabot, Cabot Industrial Properties and Cabot Advisors will each be operated in the manner described in its applicable organizational documents and in representations we have given to Mayer, Brown & Platt, and

       (4) that all terms and provisions of those documents will be complied with by all parties involved. Mayer, Brown & Platt's opinion is also conditioned upon representations made to them in reference to factual matters relating to our organization.

In addition, their opinion is based on current law.

   Our Board of Trustees currently believes that we have operated in a manner that permitted us to timely and effectively elect real estate investment trust status for our taxable year ended December 31, 1998 and in each taxable year after that. Our qualification and taxation as a real estate investment trust will depend on compliance with the law existing and in effect on this date and as the same may be later amended. Our qualification and taxation as a real estate investment trust will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Tax Code discussed below. Our legal counsel will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy the tests on a continuing basis.

   In brief, a corporation that invests primarily in real estate can claim a tax deduction for the dividends it pays to its shareholders as long as it meets the real estate investment trust provisions of the Tax Code described below. Such a corporation generally is not taxed on its "REIT taxable income" to the extent that its income is currently distributed to shareholders. This substantially eliminates the "double taxation," at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, as discussed in greater detail below, the entity remains subject to tax in some circumstances even if it qualifies as a real estate investment trust. Further, if the entity fails to qualify as a real estate investment trust in any year, it will not be able to deduct any portion of the dividends it paid to its shareholders. Thus it would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "-- Taxation of Cabot--General" and "--Taxation of Cabot--Failure to qualify."

   The following summary is based on the Tax Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations. Subsequent changes to any of these may affect the tax consequences described here, possibly on a retroactive basis. The following summary neither exhausts all possible tax considerations, nor gives a detailed discussion of any state, local, or foreign tax considerations, nor discusses all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to some types of shareholders, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, that may be subject to special treatment under the federal income tax laws.

Taxation of Cabot

 General

   In any year in which we qualify as a real estate investment trust, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation and to the extent we elect to retain and pay income tax on our net long-term capital gains, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income. However, they receive a credit for their share of any taxes paid on the gain by Cabot.

   Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in some other circumstances.

   If we fail to satisfy either the 75% or the 95% gross income test discussed below, but otherwise maintain our qualification as a real estate investment trust, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below.

   If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. In addition, if we fail to distribute during each calendar year at least the sum of:

       (1) 85% of our real estate investment trust ordinary income for the year,

       (2) 95% of our real estate investment trust capital gain net income for the year and

       (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

To the extent that we elect to retain and pay income tax on our net long-term capital gains, the retained amounts will be treated as distributed for purposes of the 4% excise tax. We may also be subject to the corporate alternative minimum tax, as well as to tax in situations not presently contemplated. Cabot Advisors will be taxed on its income at regular corporate rates. We will use the calendar year both for federal income tax purposes, as is required by a real estate investment trust, and for financial reporting purposes.

Real estate investment trust qualification requirements.

   To qualify as a real estate investment trust, we must meet, among others, the following requirements:

 Share ownership tests

   Our common shares must be held by at least of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding common shares may be owned, directly or indirectly and including the effects of constructive ownership rules, by five or fewer individuals, which for this purpose includes tax-exempt entities. However, for purposes of this test, any common shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in the trust rather than by the trust. These share ownership requirements need not be met until the second taxable year of Cabot for which a real estate investment trust election is made. As we have represented to Mayer, Brown & Platt, we have satisfied and will continue to satisfy these requirements. In order to comply with the foregoing share ownership tests, we have placed restrictions on the ownership and transfer of common shares. This should prevent additional concentration of stock ownership. Moreover, to show evidence of compliance with these requirements, Treasury regulations require us to maintain records which disclose the actual ownership of our outstanding common shares and the regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares of beneficial interest. The statements must disclose the actual owners of the shares of beneficial interest. A list of those persons failing or refusing to comply with the demand must be maintained as part of our records. A shareholder failing or refusing to comply with the written demand must submit with his tax return a similar statement, disclosing the actual ownership of shares of beneficial interest and other information. In addition, our Declaration of Trust provides restrictions regarding the ownership and transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements.

 Asset tests

   At the close of each quarter of our taxable year, we must satisfy two tests, relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed:

  (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets (the "value test"); or

  (2) 10% of the outstanding voting securities of any one issuer (the "voting stock test").

   As we have represented to Mayer, Brown & Platt, we have and will satisfy the 75% asset test, the value test, and the voting stock test at the close of each quarter of our taxable years ended 1998 and afterwards. When we invest in a partnership such, as Cabot Industrial Properties, we will be deemed to own a proportionate share of the partnership's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax aspects of our investments in partnerships--General." Accordingly, our investment in properties through our interest in Cabot Industrial Properties is treated as an investment in qualified assets for purposes of the 75% asset test.

   Cabot Industrial Properties owns 100% of the non-voting preferred stock of Cabot Advisors. By virtue of our partnership interest in Cabot Industrial Properties, we are deemed to own initially a pro rata share of the non-voting preferred stock. Because Cabot Industrial Properties owns none of the voting common stock of Cabot Advisors, and because the non-voting preferred stock's approval right is limited to some fundamental corporate actions that could adversely affect the preferred stock as a class, we believe the voting stock test should be satisfied.

   Based upon the analysis of the estimated value of the stock of Cabot Advisors owned by Cabot Industrial Properties relative to the estimated value of the total assets owned by Cabot Industrial Properties, we believe that our pro rata share of the stock of Cabot Advisors held by Cabot Industrial Properties does not exceed on the date of this prospectus 5% of the value of our total assets. In rendering its opinion as to our qualification as a real estate investment trust, Mayer, Brown & Platt is relying on our representations to this effect with respect to the value of the stock and assets.

   The value test must be satisfied at the end of any quarter in which we increase our interest in Cabot Advisors or acquire other property. If any limited partner exercises its conversion option to exchange partnership units for common shares, we will thereby increase our proportionate indirect ownership interest in Cabot Advisors. This will require us to meet the value test in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of partnership units by employees of Cabot Industrial Properties or Cabot Advisors that they received pursuant to our long term incentive compensation plan. We plan to take steps to ensure that the value test is satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that the steps will always be successful and will not require a reduction in Cabot Industrial Properties' overall interest in Cabot Advisors.

 Gross income tests

   There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership. The gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax aspects of our investments in partnerships-- General" below. The two tests are separately described below:

 The 75% test

   At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

  (1) rents from real property, except as modified below;

  (2) interest on obligations secured by mortgages on, or interests in, real property;

  (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

  (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of the shares;

  (5) abatements and refunds of real property taxes;

  (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by the property; and

  (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

   Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the customer. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for the 75% and 95% gross income tests, if it is based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of receipts or sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience" if the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

   We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to Mayer, Brown & Platt that we have and will satisfy these tests for our taxable years ended 1998 and afterwards. Cabot Industrial Properties provides services at the properties that it owns and may provide the services at any newly acquired properties of it. We believe that for purposes of the 75% and 95% gross income tests, the services provided at our properties are or will be of the type, which is usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. We believe this is also true for any other services and amenities provided by Cabot Industrial Properties or its agents. Mayer, Brown & Platt, in rendering its opinion as to our qualification as a real estate investment trust, is relying on our representations to that effect. We intend that independent contractors will perform services that cannot be provided directly by Cabot Industrial Properties, Cabot Advisors or other agents. We anticipate that the dividend income on our indirect investment in Cabot Advisors will not cause us to fail the 75% gross income test.

   The 95% test

   In addition to deriving 75% of our gross income from the sources above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations that are not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% gross income test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

   To determine whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. In general, a sale of dealer property, excluding foreclosure property, is a "prohibited transaction." However, a sale of property will not be a prohibited transaction if we hold the property for at least four years and additional requirements, relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "--Taxation of Cabot-- General" and "--Tax aspects of our investments in partnerships--Sale of properties."

   We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in properties through Cabot Industrial Properties in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in Cabot Industrial Properties, generally will also constitute qualifying income.

   Even if we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for the year if we are entitled to relief under provisions of the Tax Code. These relief provisions will generally be available if:

  (1) our failure to comply is due to reasonable cause and not to willful neglect;

  (2) we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

  (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

 Annual distribution requirements

   In order to qualify as a real estate investment trust, we are required to distribute dividends to our shareholders each year in an amount at least equal to:

  (1) the sum of (x) 95% of our REIT taxable income, which is computed without regard to the deduction for dividends paid and Cabot's net capital gain, plus (y) 95% of the after-tax net income, if any, from foreclosure property, minus

  (2) the amount of our items of excess non-cash income.

We must pay the distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before we timely file our tax return for the year and if they are paid on or before the first regular dividend payment after the declaration. Dividends resulting from distributions under the plan will not fail to qualify for the deduction for dividends paid. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

   We intend to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. We have represented to Mayer, Brown & Platt that we have and will satisfy these distribution requirements for our taxable years ended 1998 and afterwards. In this regard, the partnership agreement authorizes us in our capacity as general partner to take the steps as may be necessary to cause Cabot Industrial Properties to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of the income and deduction of the expense used to compute our REIT taxable income on the other hand. Additionally, this may be due to Cabot Industrial Properties' inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds or cause Cabot Industrial Properties or other affiliates to borrow funds to satisfy the distribution requirement. However, we cannot assure that the borrowing would be available at the time.

   If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

   Failure to qualify

   If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and will not be permitted to deduct any distributions made to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and subject to limitations in the Tax Code. Also, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Tax aspects of our investments in partnerships

 General

   We hold a partnership interest in Cabot Industrial Properties. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various real estate investment trust gross income tests and in the computation of our REIT taxable income. See "--Taxation of us--General" and "--Gross income tests."

   Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement although, the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Tax Code Section 704(b) and the regulations under Tax Code Section 704(b). Cabot Industrial Properties' allocation of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on our capital interest in Cabot Industrial Properties. Accordingly, any increase in our REIT taxable income from our interest in Cabot Industrial Properties, whether or not a corresponding cash distribution is also received from Cabot Industrial Properties, will increase our distribution requirements. However, this will not be subject to federal income tax in our hands if we distribute an amount equal to the income to our shareholders. Moreover, for purposes of the real estate investment trust asset tests, we will include our proportionate share of assets held by Cabot Industrial Properties. See "-- Taxation of us--Annual distribution requirements" and "--Taxation of us--Asset test."

 Entity classification

   Based on our representations that Cabot Industrial Properties will satisfy the conditions to avoid classification as a "publicly traded partnership" under the Tax Code, in the opinion of Mayer, Brown & Platt under existing federal income tax law and regulations, Cabot Industrial Properties will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

 Tax allocations with respect to the properties

   Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of the properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution. The difference is referred to as a "book-tax difference." The allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of Cabot Industrial Properties and subsequent contributions included contributions of appreciated property. Consequently, the partnership agreement requires some allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

   In general, some of the limited partners of Cabot Industrial Properties as contributors of some of the properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by Cabot Industrial Properties of the contributed assets. This will tend to eliminate the book-tax difference over the life of Cabot Industrial Properties. However, the special allocation rules of Section 704(c) do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to us in excess of corresponding cash proceeds in some circumstances.

   Treasury regulations under Section 704(c) of the Tax Code provide partnerships with a choice of several methods of accounting for book-tax differences. Those determinations could have differing timing and other effects on us.

   Properties acquired by Cabot Industrial Properties in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Tax Code will not apply in these cases.

 Sale of properties

   Our share of any gain realized by Cabot Industrial Properties on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of us-- General" and "--Gross income tests--The 95% test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which Cabot Industrial Properties is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make the occasional sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of shareholders

 Taxation of taxable domestic shareholders

   As long as we qualify as a real estate investment trust, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to the shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain that we designate as capital gain dividends will be taxed to the shareholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income.

   To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital to you, reducing the tax basis of your common shares by the amount of the excess distribution, but not below zero, with distributions in excess of your tax basis being taxed as capital gains if your common shares are held by you as a capital asset. In addition, any dividend that we declare in October, November or December of any year, which is payable to a shareholder of record on a specific date in any of the three months, must be treated as both paid by us and received by the shareholder on December 31 of the year as long as we actually pay the dividend during January of the following calendar year. You may not include our net operating losses in your individual income tax returns. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to you.

   We are permitted under the Tax Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, you must include in income your proportionate share of our undistributed capital gain for the taxable year. You also will be deemed to have paid your proportionate share of the income tax we pay with respect to the undistributed capital gain. The tax would be credited against your tax liability and subject to normal refund procedures. In addition, your basis in your shares would be increased by the amount of undistributed capital gain included in your income, but reduced by the tax we paid.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Tax Code Section 1250 gain taxable at a maximum rate of 25%.

   In general, any loss upon a sale or exchange of common shares by a shareholder who has held the common shares for six months or less will be treated as a long-term capital loss, to the extent distributions from Cabot were required to be treated by the shareholders as long-term capital gains.

 Backup withholding

   We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within some other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of the shareholders--Taxation of foreign shareholders" below.

 Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Tax Code, distributions by us to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Tax Code.

   We believe we are currently a "pension-held REIT." If any pension or other retirement trust that qualifies under Section 401(a) of the Tax Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by the real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a real estate investment trust which would not have qualified as a real estate investment trust but for (1) the provisions of the Tax Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of the real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in the real estate investment trust.

 Taxation of foreign shareholders

   The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are highly complex and may be affected by other considerations. The following is only a summary of those rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements.

   We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our common shares are held by foreign persons such as non-resident aliens, foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our common shares by a foreign person should not be subject to United States taxation, unless the gain is effectively connected with the person's United States trade or business or, in the case of an individual foreign person, the person is present within the United States for more than 182 days during the taxable year. However, notwithstanding our current anticipation that we will qualify as a domestically-controlled REIT, because our common shares will be publicly traded no assurance can be given that we will so qualify.

   Distributions of cash generated by our real estate operations, but not by the sale or exchange of properties, that are paid to foreign persons generally will be subject to United States withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing the lower rate, or the foreign shareholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income.

   Distributions of proceeds attributable to the sale or exchange of United States real property interests by us are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may also be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's tax liability.

Other tax considerations

 Cabot Advisors

   The income of Cabot Advisors will be subject to federal and state income tax at full corporate rates. Cabot Advisors cannot claim a deduction for the dividends it pays to its shareholders, including Cabot Industrial Properties. To the extent that Cabot Advisors pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for us to distribute to our shareholders. Cabot Advisors will attempt to minimize the amount of the taxes, but there can be no assurance whether or the extent to which the measures it takes to minimize taxes will be successful.

 Possible legislative or other actions affecting tax consequences

   You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that the action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form, content or effective dates of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of your investment in Cabot.

   In this connection, Congress has recently passed and the President has signed the Ticket to Work Incentives Improvement Act (the "1999 Act") which contains several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than

    (1) a qualified REIT subsidiary,

    (2) another real estate investment trust or

    (3) certain corporations known as "taxable REIT subsidiaries" (the "Taxable REIT Subsidiary Provision").

In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trusts total assets may be represented by securities of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but will be permitted to engage in certain types of activities, such as those performed by Cabot Advisors, which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing real estate investment trust status. Taxable REIT subsidiaries will be subject to certain limitations on the deductibility of certain payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and will be subject to prohibited transaction taxes on certain other payments made to the associated REIT. Moreover, rents paid by a taxable REIT subsidiary to the associated real estate investment trust may be excluded from qualification as rents from real property under certain circumstances.

   Under the Taxable REIT Subsidiary Provision, we and Cabot Advisors would be allowed to jointly elect to treat Cabot Advisors as a "taxable REIT subsidiary" for taxable years beginning after December 31, 2000, subject to certain transition rules. Further, although we indirectly own more than 10% of the value of the outstanding securities of Cabot Advisors which, absent a taxable REIT subsidiary election, would violate the provisions of the 1999 Act, the Taxable REIT Subsidiary Provision contains certain "grandfather" rules which would make the limitations on stock ownership described above inapplicable to our indirect ownership of Cabot Advisors, even in the absence of an election to treat Cabot Advisors as a "taxable REIT subsidiary." In such case, however, the Taxable REIT Subsidiary Provision would terminate our ability to rely on the grandfather rule if Cabot Advisors were either to engage in new trades or businesses or acquire substantial new assets.

Accordingly, in the absence of such election, the Taxable REIT Subsidiary Provision may limit the future activities and growth of Cabot Advisors.

 State and local taxes

   We and our shareholders may be subject to state or local taxation. We and Cabot Industrial Properties may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in common shares.

   You should consult your tax advisor, regarding the specific tax consequences to you of the purchase, ownership and sale of any of the securities described in this prospectus and of potential changes in applicable tax laws.

                                USE OF PROCEEDS

   The net proceeds from the sale of common shares purchased by the agent directly from Cabot will be used for the development and acquisition of additional distribution facilities, as suitable opportunities arise, for the repayment of outstanding indebtedness at the time and for working capital purposes. Cabot will not receive any proceeds from purchases of common shares by the agent in the open market or in negotiated transactions with third parties.

                      WHERE YOU CAN FIND MORE INFORMATION

   Cabot is subject to the reporting requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials Cabot files with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. Cabot's outstanding common shares are listed on the New York Stock Exchange under the symbol "CTR", and all reports, proxy statements and other information filed by Cabot with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. Additional information about Cabot may be obtained by viewing Cabot's website at www.cabottrust.com.

   Cabot has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, with respect to the common shares of Cabot being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

   The Securities and Exchange Commission allows Cabot to "incorporate by reference" the information Cabot files with the Securities and Exchange Commission, which means that Cabot can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Cabot later files with the Securities and Exchange Commission will automatically update and supersede this information.

   Cabot incorporates by reference the documents listed below:

    (a) Cabot's annual report on Form 10-K for the year ended December 31, 1998 and amended by Form 10-K/A filed April 20, 1999;

    (b) Cabot's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    (c) Cabot's current reports on Form 8-K filed January 29, 1999, March 22, 1999, April 1, 1999, April 29, 1999, May 4, 1999, July 30, 1999
        and September 10, 1999, and the Form 8-K/A filed April 26, 1999;
        and

    (d) The description of Cabot common shares contained or incorporated by reference in Cabot's registration statement on Form 8-A, as amended, filed January 27, 1998.

   The Securities and Exchange Commission has assigned file number 1-13829 to the reports and other information that Cabot files with the Securities and Exchange Commission.

   You may request a copy of each of the above-listed Cabot documents at no cost, by writing or telephoning Cabot at the following address or telephone number.

     Investor Relations Department
     Cabot Industrial Trust
     Two Center Plaza, Suite 200
     Boston, Massachusetts 02108
     (617) 723- 0900

   All documents subsequently filed by Cabot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

                                    EXPERTS

   The audited financial statements and schedules, if applicable, of Cabot Industrial Trust, Cabot Partners Limited Partnership, Arizona Property, Hemmer Properties Group and Rushmore Properties Group incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of and for the periods indicated in their reports and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The combined statement of revenue and certain expenses of the Stayton Drive and Corridor Properties for the year ended December 31, 1998, incorporated by reference in this prospectus, has been incorporated by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the common shares offered pursuant to this prospectus will be passed on for Cabot by Mayer, Brown & Platt, Chicago, Illinois.

                      SOURCES OF INFORMATION ON THE PLAN

   Authorization forms, optional cash payment forms, changes in name or address, notices of termination, requests for refunds of payments to purchase common shares, common share certificates or the sale of common shares held in the plan should be directed to, and may be obtained from, and inquiries regarding the distribution reinvestment discount and the optional cash payment discount or any other questions about the plan should be directed to:

     BankBoston, N.A.,
     c/o EquiServe, L.P.
     P. O. Box 8040
     Boston, Massachusetts 02266-8040
     Telephone: 1-877-xxx-xxxx

   Requests for waivers should be directed to, and may be obtained from, and inquiries regarding the threshold price and the waiver discount should be directed to:

     Cabot Industrial Trust
     Two Center Plaza, Suite 200
     Boston, Massachusetts 02108
     Phone: (617) 723-0900
     Fax: (617) 722-8237
     Attention: Share Purchase Plan Representative

                                   APPENDIX A

                         REINVESTMENT OF DISTRIBUTIONS

              Distribution                                      Distribution
               Record Date                                      Payment Date
              ------------                                      ------------
            April 10, 2000                                    April 28, 2000
            July 10, 2000                                     July 31, 2000
            October 9, 2000                                   October 31, 2000
            December 29, 2000                                 January 19, 2001
            April 9, 2001                                     April 30, 2001
            July 9, 2001                                      July 31, 2001
            October 10, 2001                                  October 31, 2001
            December 31, 2001                                 January 18, 2002

                             OPTIONAL CASH PAYMENTS

    Threshold         Optional Cash        Investment     Investment Period
     Set Date        Payment Due Date  Commencement Date   Conclusion Date
    ---------        ----------------  -----------------  -----------------
January 12, 2000    January 14, 2000   January 18, 2000   January 31, 2000
February 11, 2000   February 15, 2000  February 16, 2000  February 29, 2000
March 15, 2000      March 17, 2000     March 20, 2000     March 31, 2000
April 11, 2000      April 13, 2000     April 14, 2000     April 28, 2000
May 12, 2000        May 16, 2000       May 17, 2000       May 31, 2000
June 14, 2000       June 16, 2000      June 19, 2000      June 30, 2000
July 13, 2000       July 17, 2000      July 18, 2000      July 31, 2000
August 15, 2000     August 17, 2000    August 18, 2000    August 31, 2000
September 13, 2000  September 15, 2000 September 18, 2000 September 29, 2000
October 13, 2000    October 17, 2000   October 18, 2000   October 31, 2000
November 13, 2000   November 15, 2000  November 16, 2000  November 30, 2000
December 12, 2000   December 14, 2000  December 15, 2000  December 29, 2000
January 12, 2001    January 17, 2001   January 18, 2001   January 31, 2001
February 12, 2001   February 14, 2001  February 15, 2001  February 28, 2001
March 14, 2001      March 16, 2001     March 19, 2001     March 30, 2001
April 11, 2001      April 16, 2001     April 17, 2001     April 30, 2001
May 14, 2001        May 16, 2001       May 17, 2001       May 31, 2001
June 13, 2001       June 15, 2001      June 18, 2001      June 29, 2001
July 13, 2001       July 17, 2001      July 18, 2001      July 31, 2001
August 15, 2001     August 17, 2001    August 20, 2001    August 31, 2001
September 12, 2001  September 14, 2001 September 17, 2001 September 28, 2001
October 15, 2001    October 17, 2001   October 18, 2001   October 31, 2001
November 13, 2001   November 15, 2001  November 16, 2001  November 30, 2001
December 12, 2001   December 14, 2001  December 17, 2001  December 31, 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC registration fee................................................. $7,448.76
Printing fees and expenses........................................... $  20,000
Transfer agent's fees................................................ $  10,000
Legal fees and expenses.............................................. $  35,000
Accounting fees and expenses......................................... $  25,000
Miscellaneous expenses............................................... $2,551.24
                                                                      ---------
Total................................................................ $ 100,000
                                                                      =========

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

   Article 9, Section 1 of the Registrant's Declaration of Trust provides as follows with respect to the limitation of liability for Trustees and officers and indemnification:

"To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor the repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees or officers of a Maryland REIT for money damages in a suit by or on behalf of the Trust or by any shareholder, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of the action adjudicated in the proceeding."

Article 9, Section 3 of the Registrant's Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

"Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnity obligation by grant of any security interest or other lien on the assets of the Trust, or (d) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

   The Registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that such person was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

ITEM 16. EXHIBITS.

   See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on December 29, 1999.

                                          CABOT INDUSTRIAL TRUST

                                               /s/ Robert E. Patterson
                                          By: _________________________________
                                                   Robert E. Patterson
                                                        President

                           SPECIAL POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Trustees and officers of Cabot Industrial Trust, hereby constitutes and appoints Ferdinand Colloredo-Mansfeld, Franz Colloredo-Mansfeld and Neil E. Waisnor its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, each with full power to act alone, to sign any and all amendments to this registration statement, and to file each such amendment to this registration statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


 /s/ Ferdinand Colloredo-Mansfeld    Chairman of the Board, Chief  December 29, 1999
____________________________________  Executive Officer, Trustee
    Ferdinand Colloredo-Mansfeld      (Principal Executive
                                      Officer)

    /s/ Robert E. Patterson          President, Trustee            December 29, 1999
____________________________________
        Robert E. Patterson

  /s/ Franz Colloredo-Mansfeld       Chief Financial Officer       December 29, 1999
____________________________________  (Principal Financial
      Franz Colloredo-Mansfeld        Officer)

      /s/ Neil E. Waisnor            Senior Vice President--       December 29, 1999
____________________________________  Finance Treasurer and
          Neil E. Waisnor             Secretary (Principal
                                      Accounting Officer)

  /s/ Christopher C. Milliken        Trustee                       December 29, 1999
____________________________________
      Christopher C. Milliken

   /s/ W. Nicholas Thorndike         Trustee                       December 29, 1999
____________________________________
       W. Nicholas Thorndike


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Maurice Segall            Trustee                       December 29, 1999
____________________________________
           Maurice Segall

      /s/ Ronald L. Skates           Trustee                       December 29, 1999
____________________________________
          Ronald L. Skates

   /s/ George M. Lovejoy, Jr.        Trustee                       December 29, 1999
____________________________________
       George M. Lovejoy, Jr.

                                 EXHIBIT INDEX

  EXHIBIT                            DESCRIPTION
  -------                            -----------

  3.1      Amended and Restated Declaration of Trust, dated January 26,
           1998, of Cabot. Incorporated by reference to Exhibit 3.1 to the Registrant's Form S-11 Registration Statement (File No.
           333-38383) (the "Form S-11").
  3.2 Bylaws of Cabot. Incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated September 10,
           1998.
  3.3      Registration Rights and Lock-Up Agreement, dated as of
           February 4, 1998, between Cabot, the Contributing Investors and various other persons identified therein (included as Exhibit B to Exhibit 4.1).
  3.4 Second Amended and Restated Agreement of Limited Partnership of Cabot Industrial Properties, L.P., dated February 4, 1998.
           Incorporated by reference to Exhibit 3.5 to the Registrant's
           Form S-11.
  4.1      Contribution Agreement relating to the Capitalization of Cabot
           Industrial Trust, dated as of October 10, 1997, among Cabot,
           Cabot Industrial Properties, Cabot Partners and Various
           Contributors and Title Holding Entities Identified therein.
           Incorporated by reference to Exhibit 4.1 to the Registrant's
           Form S-11.
  5.1 Opinion of Mayer, Brown & Platt as to the legality of the Common Shares.
  5.2 Opinion of Ballard Spahr Andrews & Ingersoll as to the legality of the Common Shares.
  8.1      Opinion of Mayer, Brown & Platt as to certain tax matters.
 10.1      Form of Indemnification Agreement between Cabot and the
           Trustees. Incorporated by reference to Exhibit 10.1 to the Registrant's Form S-11 (File No. 333-61543).
 10.2 Form of Indemnification Agreement between Cabot and the officers of Cabot. Incorporated by reference to Exhibit 10.2 to the Registrant's Form S-11 (File No. 333-61543).
 10.3 Share Purchase Agreement, dated as of December 17, 1997, between Cabot and Morgan Stanley Asset Management Inc., on behalf of certain of its institutional investors. Incorporated by reference to Exhibit 10.2 to the Registrant's Form S-11.
 10.4      Form of Registration Rights and Lock-up Agreement, between
           Cabot and Morgan Stanley Asset Management Inc., on behalf of certain of its institutional investors, as amended by Amendment No. 1 thereto. Incorporated by reference to Exhibit
           10.3 to the Registrant's Form S-11.
 10.5 Cabot Industrial Trust Long Term Incentive Plan. Incorporated by reference to Exhibit 10.4 to the Registrant's Form S-11.
 10.6      Form of Employment Agreement between Cabot Industrial
           Properties, L.P. and Ferdinand Colloredo-Mansfeld.
           Incorporated by reference to Exhibit 10.5 to the Registrant's
           Form
           S-11.
 10.7      Form of Employment Agreement between Cabot Industrial
           Properties, L.P. and Robert E. Patterson. Incorporated by reference to Exhibit 10.6 to the Registrant's Form S-11.
 10.8      Form of Employment Agreement between Cabot Industrial
           Properties, L.P. and Franz Colloredo-Mansfeld. Incorporated by reference to Exhibit 10.7 to the Registrant's Form
           S-11.

  EXHIBIT                            DESCRIPTION
  -------                            -----------

 10.9      Form of Employment Agreement between Cabot Industrial
           Properties, L.P. and, respectively, Andrew D. Ebbott, Howard
           B. Hodgson, Jr., Neil E. Waisnor and Eugene F. Reilly.
           Incorporated by reference to Exhibit 10.8 to the Registrant's
           Form S-11.
 10.10     Revolving Credit Agreement between Cabot Industrial Properties and Morgan Guaranty Trust Company of New York, dated March 27,
           1998. Incorporated by reference to Exhibit 10.9 to the
           Registrant's 1997 Form 10-K.
 10.11     Rights Agreement, dated as of June 11, 1998, as amended,
           between Cabot and BankBoston, N.A., as Rights Agent, including
           Exhibit A thereto (Form of Articles Supplementary relating to the Series A Junior Participating Preferred Shares) and
           Exhibit B thereto (Form of Right Certificate). Incorporated by reference to Exhibit 1 to the Registrant's Current Report on
           Form 8-K dated September 10, 1998.
 23.1      Consent of Arthur Andersen LLP
 23.2      Consent of KPMG LLP
 23.3      Consent of Mayer, Brown & Platt (included in the opinions
           filed as Exhibits 5.1 and 8.1).
 23.4      Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit A to Exhibit 5.2).
 24        Power of Attorney (included on the signature page hereto).
 99.1      Form of Initial Purchase Form
 99.2      Form of Request for Waiver Form
 99.3      Form of Notice of Waiver Acceptance
 99.4      Form of Authorization Form
 99.5      Form of Letter to Investors